NEWS RELEASE

Exhibit 99.1

Contact(s):	Media Inquiries:
	Gordon Cole 313-755-4063 gcole14@visteon.com	Visteon Corporation Investor Relations 5500 Auto Club Drive Dearborn, Michigan 48126 Facsimile: 313-755-2776
Investor Inquiries: Derek Fiebig 313-755-3699 dfiebig@visteon.com

FOR IMMEDIATE RELEASE

VISTEON SEEKS SETTLEMENT OF COMMERCIAL ISSUES WITH FORD

DEARBORN, Mich., Jan. 7, 2002 — Visteon Corporation (NYSE: VC) reported today on its progress to date in settling outstanding commercial issues with Ford Motor Company.

As previously disclosed in our Third Quarter 2001 Form 10-Q, Visteon has been working with Ford to resolve a number of outstanding commercial issues. Visteon and Ford have made significant progress toward resolving these issues, and Visteon believes most will be settled within its established reserves for the year. Some of these issues relate to assets and liabilities of Visteon at the time of its independence from Ford. Visteon believes that these balance-sheet issues should be resolved with no adverse effects on its financial results. While constructive progress has been made with respect to these commercial issues, two significant matters remain open.

Visteon’s supply agreement and related pricing letter with Ford Motor Company require Visteon to provide Ford with productivity price adjustments for 2001, 2002 and 2003. While negotiations regarding the productivity price adjustment for 2001 are not yet complete, Ford is requesting an adjustment that exceeds Visteon’s reserves by approximately $125 million before taxes. Visteon’s position is that its competitors generally are not giving Ford productivity price adjustments for 2001 at levels commensurate with Ford’s request of Visteon. As provided by the supply agreement, an audit will be conducted to confirm that the productivity price adjustment finally paid to Ford is consistent with amounts given by Visteon competitors.

There also remains a significant difference of opinion between Visteon and Ford under the supply agreement and related pricing letter with respect to the pricing and

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NEWS RELEASE

sourcing of products supplied to Ford of Europe. The amount in dispute in this regard for 2001 is approximately $50 million before taxes, representing a unilateral reduction in prices assessed by Ford of Europe. Visteon intends to pursue resolution of this dispute through mediation and arbitration, if necessary, as specified in the supply agreement. While Visteon believes that its interpretation of these contracts should prevail, the outcome, if contrary to Visteon’s position, could have materially adverse effects on its results of operations.

The resolution of these remaining issues between Visteon and Ford, to the extent in excess of Visteon’s reserves, will impact 2002 and future years because price reductions are carried forward from year to year.

“We are continuing to work with Ford on these issues,” said Pete Pestillo, Chairman and CEO of Visteon. “It is not surprising that these unique pricing agreements would cause issues of interpretation in their first year. We believe the clear spirit of the spin-off agreements with Ford is that Visteon will be treated in an equitable manner – and no differently than other Tier 1 suppliers. It is unfortunate that the timing is unlikely to permit resolution before both companies report Fourth Quarter results. Visteon is committed to resolving these issues and continuing to work with the customer to reduce costs in a difficult market. At the same time, Visteon is convinced that our established accrual has been prudent and we will pursue an outcome that reflects our stakeholders’ interests. ”

Visteon will address this issue and other related matters during the Annual Automotive Analysts of New York Conference on Thursday, Jan. 10 from noon to 1:30 p.m. (EST) at the Ritz-Carlton in Dearborn, Mich., in conjunction with the 2002 North American International Auto Show.

A live web cast of Visteon’s participation in this conference can be accessed at www.visteon.com/presentations and the replay will be available for one week following the event.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has about 80,000 employees and a global delivery system of more than 160 technical, manufacturing, sales, and service facilities located in 25 countries.

This press release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “should,” “intends,” “would,” “could” and “will” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 27, 2001. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on Visteon’s business, financial condition and results of operations.

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